Filed pursuant to Rule 433
Registration Statement No. 333-162195 Dated Nov. 12, 2009
ETN & index data as of Sept. 30, 2009

OLO PowerShares DB Crude Oil Long ETN
SZO PowerShares DB Crude Oil Short ETN
DTO PowerShares DB Crude Oil Double Short ETN

Description
The PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO),
PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and
PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO)
(collectively, the "PowerShares DB Crude Oil ETNs") are the   rst U.S.
exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Oil, which is composed of certain crude oil futures contracts. The Long ETN is based on the Optimum Yield"
version of the Index, and the Short and Double Short ETNs are based on the standard version of the Index.

PowerShares DB Crude Oil ETN & Index Data
Ticker symbols
Crude Oil Long                    OLO
Crude Oil Short                   SZO
Crude Oil Double Short            DTO
Intraday indicative value symbols
Crude Oil Long                    OLOIV
Crude Oil Short                   SZOIV
Crude Oil Double Short            DTOIV
CUSIP symbols
Crude Oil Long                    25154K866
Crude Oil Short                   25154K874
Crude Oil Double Short            25154K809
Details
ETN price at initial listing      $25.00
Inception date                    6/16/08
Maturity date                     6/1/38
Yearly investor fee               0.75%
Listing exchange                  NYSE Arca
DB Optimum Yield Crude Oil" Index DBLCOCLT
DB Standard Crude Oil Index       DBRCLTR

Index History

[GRAPHIC]

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

ETN Performance & Index History (%)(1)
                                1 Year      3 Year 5 Year       10 Year ETN
 Inception
ETN Performance
Crude Oil Long                  -34.92      --     --           --      -42.72
Crude Oil Short                 60.85       --     --           --      80.11
Crude Oil Double Short          94.92       --     --           --      153.84
Index History
Deutsche Bank Liquid Commodity Index -- Optimum Yield Crude Oil
+1x Levered                     -34.92      -1.56  --           --      -42.72
Deutsche Bank Liquid Commodity Index -- Oil
-1x Levered                     60.85       1.35   0.84         --      80.11
Deutsche Bank Liquid Commodity Index -- Oil
-2x Levered                     94.92       -14.44 -12.39       --      153.84
Comparative Indexes(2)
S&P 500                         -6.91       -5.43  1.02         --      -14.54
Barclays Capital U.S. Aggregate 10.56       6.41   5.13         --      8.10

Source: DB, Bloomberg
(1) Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index -- Oil is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. Index history is based on a combination of the monthly returns from the relevant Commodity Index
(as de  ned below) plus the monthly returns from the DB 3-Month T-Bill Index
(the "T-Bill Index"), resetting monthly as per the formula applied to the
PowerShares DB Crude Oil ETNs, less the investor fee. Index history for the
Long ETN is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield
Crude Oil", and index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index -- Light
Crude" (the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill
Index is intended to approximate returns from investing in 3-month United
States Treasury bills on a rolling basis.
Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Crude Oil
ETN performance, go to dbfunds.db.com/notes.

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617

OLO PowerShares DB Crude Oil Long ETN
SZO PowerShares DB Crude Oil Short ETN
DTO PowerShares DB Crude Oil Double Short ETN

Index data as of Sept. 30, 2009

Volatility (%)(1,2)
                    Index Index Index
                    +1x   -1x   -2x
1 Year              46.66 53.37 106.72
3 Year              35.32 40.43 80.92
5 Year              --    35.45 70.93

Historical Correlation(1,2)
                 Index      Index  Index
                 +1x        -1x    -2x
3 Year
S&P 500          0.483      --     --
Barclays Capital
U.S. Aggregate   0.084      --     --
5 Year
S&P 500          --         -0.364 -0.365
Barclays Capital
U.S. Aggregate   --         0.029  0.030

Annual Index Performance (%)(1)
         Index  Index           Index
         +1x    -1x             -2x
2004     --     -38.56          -67.75
2005     --     -19.44          -41.25
2006     1.57   22.56           36.16
2007     38.05  -33.15          -61.35
2008     -41.23 69.02           129.54
2009 YTD 22.67  -16.66          -40.97

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents led by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.
The PowerShares DB Crude Oil ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Signi  cant adverse monthly performances for your securities may not be offset by any bene  cial monthly performances.
The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Crude Oil ETNs is entirely dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares

What are the PowerShares DB Crude Oil ETNs?
The PowerShares DB Crude Oil ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of a
Deutsche Bank crude oil index. The Long ETN is linked to the Deutsche Bank
Liquid Commodity Index -- Optimum Yield Crude Oil", and the Short and Double
Short ETNs are linked to the standard version of the Deutsche Bank Liquid
Commodity Index. Both indexes are designed to reflect the performance of certain crude oil futures contracts. The Optimum Yield" version of the index attempts to minimize the negative effects of contango and maximize the positive
effects of backwardation by applying   exible roll rules to pick a new futures
contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a prede  ned expiration date. Investors can buy and sell the PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem the PowerShares DB Crude Oil ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Benefits & Risks of PowerShares DB Crude Oil ETNs
ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits
o Leveraged and short notes
o Relatively low cost
o Intraday access
o Listed
o Transparent
o Tax treatment(3)

Risks
o Non-principal protected
o Leveraged losses
o Subject to an investor fee
o Limitations on repurchase
o Concentrated exposure
o Acceleration risk
o Credit risk of the issuer

(2) The S&P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is an
unmanaged index considered representative of the U.S. investment-grade, xed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.
(3) Deutsche Bank AG, London Branch, Invesco PowerShares and their af  liates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

Long, Short, and Leveraged exposure to commodities has never been easier.(SM)

DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil
ETNs include limited portfolio diversi  cation, uncertain principal repayment,
trade price   uctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Crude
Oil ETNs upon a regulatory event affecting the ability to hedge the PowerShares
DB Crude Oil ETNs.
The PowerShares DB Crude Oil ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Crude Oil ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs. Sales in the secondary market may result in losses.
The PowerShares DB Crude Oil ETNs are concentrated in crude oil futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be in uenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Crude
Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. The PowerShares DB Crude Oil Double Short ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.
PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.
An investor should consider the PowerShares DB Crude Oil ETNs' investment objectives, risks, charges and expenses carefully before investing.
An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.
Not FDIC Insured -- No Bank Guarantee -- May Lose Value

[C] 2009 Invesco PowerShares Capital Management LLC

P-DBCRUDE-ETN-PC-1 10/09

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617